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EXHIBIT 21

                DESCRIPTION OF SUBSIDIARIES OF THE REGISTRANT

IntelliReady, Inc. (the "Registrant") has one wholly owned subsidiary:

1.       Pan Western Acquisition Corp, a Colorado corporation.

Pan Western Acquisition Corp has one wholly owned subsidiary:

2.       IntelliReady of Colorado, a Colorado corporation.